Exhibit 10.6F

AMENDMENT dated as of February 14, 2007 to AGREEMENTS EVIDENCING AWARDS OF DEXIA RESTRICTED STOCK to ROBERT P. COCHRAN.

WHEREAS, Robert P. Cochran has been awarded shares of Dexia Restricted Stock under the Financial Security Assurance Holdings Ltd. (the “Company”) 2004 Equity Participation Plan in 2005 and 2006 (the “2005/2006 Awards”);

WHEREAS, the agreements (the “Award Agreements”) evidencing the 2005/2006 Awards provide for vesting of the Dexia Restricted Stock upon eligibility for retirement at age 55;

WHEREAS, Mr. Cochran is party to an employment agreement with the Company pursuant to which he is not eligible to retire until age 60; and

WHEREAS, the parties hereto endeavor to provide that from and after January 1, 2007, the 2005/2006 Awards will henceforth only vest upon eligibility for retirement when Mr. Cochran is eligible at age 55 or such other date as he shall become eligible to retire in accordance with any agreement that he may have with the Company;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.             The second bullet point paragraph in Section 3 (“Vesting Period”) of each of the Award Agreements shall be revised to read as follows:

•                                          Upon becoming eligible for Retirement at age 55 (or such other date as you shall become eligible to retire under any agreement with the Company) (your “Retirement Eligibility Date”), a portion of your shares of Dexia Restricted Stock subject to this award that have not become vested prior to your Retirement Eligibility Date shall vest as of such date, such portion to equal the ratio of (i) the number of days in the Normal Vesting Period applicable to such shares that have elapsed as of the Retirement Eligibility Date, over (ii) the total number of days in such Normal Vesting Period.  The shares of Dexia Restricted Stock subject to this award that are still unvested following your Retirement Eligibility Date shall vest in equal installments as of the last day of each of the Company’s fiscal quarters ending during the remaining term of the applicable Normal Vesting Period, provided that, in the case of each such installment, you remain employed by the Company until the applicable vesting date.

2.             Any shares of Dexia Restricted Stock awarded under the Award Agreements that shall have vested by reason of eligibility for retirement prior to January 1, 2007 shall remain so vested.

3.             Except as expressly provided herein, the Award Agreements shall remain unchanged and in full force and effect.  Unless the context otherwise requires, capitalized terms used herein have the meanings provided in the Award Agreements.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first above written.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

By	/s/ Bruce E. Stern
General Counsel

ROBERT P. COCHRAN

/s/ Robert P. Cochran